<U>EXHIBIT 3.6      AMENDMENT to ARTICLES of INCORPORATION 2-11-00</U>
          	CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
We the undersign John W. Bush and Denton Guthrie of Harrison Digicom, Inc. do hereby certify:

That the Board of Directors of said corporation at meeting duly convened, held on the 8th day of February 2000 adopted a resolution to amend article one as follows:

1. Name of Corporation: Harrison Digicom, Inc.

2. Article One has been amended to read as follows:

FIRST: The name of the corporation is:

                          Infinite Networks Corporation

3. The vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of voting power, or such greater proportion of the voting power as may be required in the case of a vote by class or series, or as may be required by the provisions of the articles of incorporation have voted in favor of amendment is: In excess of fifty percent.

/s/John W. Bush
President
/s/Denton Guthrie
Secretary
(Acknowledgment required)

STATE OF VIRGINIA

COUNTY OF NORFOLK

This instrument was acknowledged before me on February 8, 2000 as designed to sign this certificate of Harrison Digicom, Inc.

/s/
Notary Public Signature
My commission expires 8/31/2003
Filed: 2-11-00